Exhibit 99.1
AMERICAN EAGLE OUTFITTERS NAMES JAY SCHOTTENSTEIN INTERIM CEO
ROGER MARKFIELD TO CONTINUE AS VICE CHAIRMAN AND CREATIVE DIRECTOR

PITTSBURGH, January 22, 2014 – American Eagle Outfitters, Inc. (NYSE: AEO) today announced that Jay L. Schottenstein, Executive Chairman of the Board, has been appointed as the Company’s Interim Chief Executive Officer, effective immediately, succeeding Robert Hanson, who is leaving the Company.  The Board will initiate a search for a permanent Chief Executive Officer.   Roger S. Markfield has agreed to postpone his retirement and will continue in his current role as Vice Chairman and Executive Creative Director.

The Company also said that it continues to expect to report fourth quarter 2013 EPS in line with the outlook provided on January 9, 2014.

Jay Schottenstein commented, “On behalf of the Board of Directors, I want to thank Robert for his contributions during his tenure and wish him well in his future endeavors.  I look forward to working closely with Roger and our talented team to capitalize on the significant potential of our brands and to position the Company for growth and long-term success.”

Jay Schottenstein has served as Executive Chairman since the beginning of fiscal 2012 and as Chairman of the Company since March 1992, and previously held the role of Chief Executive Officer from March 1992 until December 2002.

Roger Markfield joined the Company in 1993 and has provided the creative vision for American Eagle Outfitters since that time.  He oversaw the evolution to a leading lifestyle apparel brand through its most profitable years.  In addition, Mr. Markfield has served as a Director since 1999.

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About American Eagle Outfitters, Inc.
American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters® and Aerie® brands. The company operates more than 1,000 stores in the United States, Canada, Mexico, China, and Hong Kong, and ships to 81 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at 66 licensed international franchise stores in 12 countries. For more information, please visit www.ae.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fourth quarter 2013 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the company’s operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT: American Eagle Outfitters, Inc.
Kristen Zaccagnini, 412-432-3300